Exhibit 99.1

WEST MARINE REPORTS IMPROVED 2014 REVENUES, LOWERS EARNINGS OUTLOOK AND ANNOUNCES CFO TRANSITION

WATSONVILLE, CA, January 22, 2015 - West Marine, Inc. (NASDAQ: WMAR) announced today certain preliminary and unaudited financial results and updated earnings guidance for its fiscal year ended January 3, 2015, or fiscal 2014, and the resignation of its Chief Financial Officer.

Fiscal 2014 Guidance Update

Total revenues for fiscal 2014 are expected to be approximately $676 million, within the range of previously-issued guidance of $665 million to $680 million. Fiscal 2014 was a 53-week year and included an extra week in the fourth quarter. Comparable store sales for the year are expected to be +1.2% versus our prior guidance of -1.0% to +1.5%. The company anticipates comparable store sales for the fourth quarter to be approximately +8.7%, and both the full year and fourth quarter benefitted from the additional week included in fiscal 2014.

EBITDA for fiscal 2014 is now expected to be approximately $22 million to $23 million versus previously-issued guidance of $27.5 million to $30.0 million, and pre-tax profit is expected to be approximately $3.5 million to $4.5 million compared to our prior guidance of $8.5 million to $11.0 million.

The results discussed above are preliminary and unaudited and are subject to change based on the completion of the company’s normal quarter and year-end review process and the audit of our financial statements by our independent registered public accounting firm. As a result, these preliminary results may be different from the actual results that will be reflected in West Marine’s audited consolidated financial statements for the year ended January 3, 2015 when they are released.

Matt Hyde, West Marine’s CEO, commented: “We are very pleased with the progress we made in the fourth quarter in delivering sales growth resulting from our efforts to drive the holiday business through our expanded assortment, increased holiday marketing efforts and improved shopping experience in stores and on the web where the preliminary numbers of our domestic eCommerce business reflect growth of 16.3% compared to last year. On a like-calendar basis, our comparable store sales for the year are expected to grow by about 0.1%, highlighted by an increase of approximately 2.8% for the fourth quarter and a 6.4% increase in December.

However, our fourth quarter earnings will include costs that exceeded our forecasts, such as: higher employee benefits expense, including healthcare claims; increased share-based compensation expense due to the unanticipated increase in our stock price late in the year; and higher-than-expected unit buying and distribution costs due to bringing in additional inventory to protect early-season sales growth and to bolster our core boat product sales in our traditional stores.”

CFO Transition

On January 16, 2015, the company’s Board of Directors accepted the resignation of Thomas R. Moran from his position as Executive Vice President, Chief Financial Officer and Assistant Secretary. His departure does not result from any disagreement with the company’s Board of Directors or management on any matter relating to its operations, policies or accounting practices. Mr. Moran will remain with the company through January 30, 2015 to support an orderly transition.

“On behalf of the management team and our Board of Directors, I thank Tom for his hard work and many contributions over his 8 years of service to the company. Tom has helped position us to continue to execute on our growth strategies, and he leaves a strong finance team that can oversee and steward West Marine. We all wish the best for Tom,” said Matt Hyde.

On January 16, 2015, the Board also appointed Deborah Ajeska, West Marine’s Divisional Vice President and Controller, as the company’s Principal Financial Officer. In this new capacity, Ms. Ajeska will perform Mr. Moran's duties until a new CFO is appointed. Ms. Ajeska, a 15 year veteran of the finance team, joined the company in May of 1999 as its Director of Financial Planning & Analysis, was promoted to Assistant Vice President of Financial Planning & Analysis in 2007, then to Assistant Vice President-Operations, Controller in 2008 and finally to her current position in late 2010.

The company intends to conduct a search to recruit a new CFO.

Webcast and Conference Call

West Marine will host a conference call to discuss the information included in this press release on January 29, 2015, at 1:00 p.m. Eastern Time. The conference call will be simultaneously webcast live over the Internet at www.westmarine.com on the “Investor Relations” page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

The call is available by dialing (888) 756-1546 in the U.S. and Canada and (706) 634-1041 for international callers. Please be prepared to give the conference ID number 71933441. An audio replay of the call will be available January 29, 2015 at 4:00 p.m. Eastern Time through February 5, 2015 at 11:59 p.m. Eastern Time. The replay number is (855) 859-2056 in the U.S. and Canada and (404) 537-3406 for international callers. The access code is 71933441.

About West Marine

Founded in 1968 by a sailor, West Marine, Inc. has grown to become the largest omni-channel specialty retailer exclusively offering gear, apparel and footwear and other waterlife-related products to anyone who enjoys recreational time on or around the water. With 279 stores located in 38 states, Puerto Rico and Canada and an eCommerce website reaching domestic and international customers, West Marine is recognized as the dominant waterlife outfitter for cruisers, sailors, anglers and paddle sports enthusiasts. West Marine has everything you need for your life on the water. For more information on West Marine, Inc. its products and store locations, visit westmarine.com or call 1-800-BOATING (1-800-262-8464). West Marine’s stock is traded on NASDAQ under the symbol WMAR.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the transition of the CFO position, estimates and assumptions regarding our strategic direction, expectations relating to our ability to manage operating expenses, and expectations for full-year 2014 results, as well as facts and assumptions underlying these expectations and projections. Actual results for the fourth quarter of 2014 and the fiscal year 2014 may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 28, 2013 and quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2014, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 28, 2013. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically EBITDA. We believe that EBITDA provides a clearer picture of operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. Adjusted EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled the non-GAAP financial measure to the most directly comparable GAAP financial measure in the table set forth below.

Contact: West Marine, Inc.

Deborah Ajeska, Divisional Vice President, Controller and Principal Financial Officer

(831) 761-4229

West Marine

Reconciliations of Non-GAAP Information

Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	Estimated		52 Weeks Ended
	Fiscal Year 2014		December 28, 2013
	Low	High
GAAP Pre-tax Income	$3.5	$4.5	$15.3

Add Back:
Interest Expense	0.4	0.4	0.4
Depreciation and Amortization	18.1	18.1	15.0

	18.5	18.5	15.4

EBITDA	$22.0	$23.0	$30.7